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                                                                    EXHIBIT 23.3

                                   CONSENT OF
                     WILLAMETTE MANAGEMENT ASSOCIATES, INC.

     We hereby consent to (i) the inclusion of our opinion letter to the Boards of Directors of the Belk Companies (the "Belk Companies") who are parties to the Plan and Agreement of Reorganization, dated November 25, 1997, by and among Belk, Inc., Belk Acquisition Co. and the Belk Companies which appears as Annex D to the Proxy Statement/Prospectus of Belk, Inc. relating to the proposed merger transaction involving Belk, Inc., the Belk Companies and Belk Acquisition Co. and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions "Summary -- The Reorganization," "Summary -- Determination of Applicable Exchange Ratios," "The
Reorganization -- Background of the Reorganization," "The
Reorganization -- Professional Advisors," "Determination of Applicable Exchange Ratios" and "Determination of Applicable Exchange Ratios -- Fairness Opinion." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          By:     /s/ CURTIS R. KIMBALL
                                            ------------------------------------
                                                     Curtis R. Kimball
                                                         Principal
                                             Willamette Management Associates,
                                                             Inc.

Atlanta, Georgia

March 5, 1998


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